                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                                               Three Months
                                                                                   Year Ended December 31,        Ended
                                                                   ----------------------------------------------------------
                                                                   1996      1997      1998     1999     2000  March 31, 2001
                                                                   ----      ----      ----     ----     ----  --------------
Earnings:
    Earnings before income taxes and net earnings in
      equity affiliates                                           $1,221    $1,165    $1,264   $  945   $  978 $          108
    Plus:
        Fixed charges exclusive of capitalized interest              118       128       135      164      217             58
        Amortization of capitalized interest                          13        13        12       10       10              2
        Adjustments for equity affiliates                             15        14        16       16       20              2
                                                                  -----------------------------------------------------------
                      Total                                       $1,367    $1,320    $1,427   $1,135   $1,225 $          170
                                                                  ===========================================================

Fixed Charges:
    Interest expense including amortization of debt
     discount/premium and debt expense                            $   96    $  105    $  110   $  133   $  177 $           48
    Rentals - portion representative of interest                      22        23        25       31       40             10
                                                                  -----------------------------------------------------------
    Fixed charges exclusive of capitalized interest                  118       128       135      164      217             58
    Capitalized interest                                              12        10         9       11       16              4
                                                                  -----------------------------------------------------------
                      Total                                       $  130    $  138    $  144   $  175   $  233 $           62
                                                                  ===========================================================

Ratio of earnings to fixed charges                                  10.5       9.6       9.9      6.5      5.3            2.7
                                                                  ===========================================================